                                   Exhibit 8





                               [Date of Closing]


Board of Directors                         Board of Directors
Deposit Guaranty Corp.                     Citizens National Bancshares, Inc.
One Deposit Guaranty Plaza                 201 N.W. Railroad Avenue
210 East Capitol Street                    Hammond, Louisiana  60401
Post Office Box 730
Jackson, Mississippi  39205-0730

Board of Directors
Commercial National Corporation
333 Texas Street
Shreveport, Louisiana  71152


         RE: THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN MATTERS ARISING UNDER THE CORPORATE REORGANIZATION PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Gentlemen:


         You have requested our opinion regarding the federal income tax consequences of the proposed merger of Citizens National Bancshares, Inc. ("CNB") with and into Commercial National Corporation ("CNC"). The merger of CNB with and into CNC as further described in Section II.C. hereof, is hereinafter referred to as the "Merger." Unless otherwise noted, the capitalized terms herein shall have the same meaning ascribed to such terms in that certain Agreement and Plan of Merger by and among you, dated as of December 2, 1994 (the "Merger Agreement"). This opinion is rendered in satisfaction of the closing condition described in Section 6.1.6 of the Merger Agreement.

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 2


         We have examined and are familiar with the Merger Agreement, the Proxy Statement/Prospectus of Deposit Guaranty Corp. and CNB dated April __, 1995 regarding the proposed transactions, certain financial statements of the parties to the proposed Mergers, and such other documents as we have deemed sufficient to enable us to express our informed opinion. In rendering this opinion we have relied not only on such documents but also on the representations and statements of the parties to the proposed Mergers, which are stated in the Certificate dated [date of closing], attached hereto as Exhibit "A", regarding certain matters addressed in this opinion, and the following factual information supplied by the parties to the proposed Mergers.

             I.    BACKGROUND FACTS CONCERNING CORPORATE PARTIES(1)

A.       Deposit Guaranty Corp.

         Deposit Guaranty Corp. ("DGC") was incorporated in 1968 under the laws of the State of Mississippi for the primary purpose of acting as a bank holding company for Deposit Guaranty National Bank ("DGNB"), a national banking association. DGC is registered as a bank holding company with the Federal Reserve System.

         DGC has an authorized capital structure consisting of 50,000,000 shares of no par value voting common stock ( the "DGC Common Stock"), 10,000,000 shares of no par value Class A voting preferred stock, and 10,000,000 shares of Class B non-voting preferred stock. DGC has _________ shares of Common Stock issued and outstanding and no preferred stock is outstanding. DGC is a publicly held company with over 5,000 shareholders of record, and its stock is traded on the NASDAQ National Market System. In addition, options to acquire 441,354 shares of DGC Common Stock are outstanding.

         DGC and its subsidiaries are engaged only in the general banking business and activities closely related to banking, as authorized by the banking laws of the United States and the regulations issued pursuant thereto. DGC offers complete banking and trust services to the commercial, industrial and agricultural areas which it serves through its banking subsidiaries, DGNB and Commercial National Bank. DGC owns and operates DGC Services Company, a Mississippi business corporation, furnishing managerial and financial advisory services to DGC.





__________________________________

   (1) The following information regarding the capital structures of the various parties is as of December 31, 1994.

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 3


         The books of account of DGC are maintained on a calendar year basis and DGC computes its income under the accrual method of accounting. DGC is the parent of an affiliated group that, for federal income tax purposes, includes, among other entities, CNC (described below).

B.       CNC.

         CNC is a bank holding company and is registered as such with the Federal Reserve System. The authorized capital stock of CNC consists of 5,000,000 shares of common stock, $5.00 par value. There are 4,200,000 shares of CNC common stock issued and outstanding, all of which are owned by DGC. All of CNC's common stock was acquired by DGC in February, 1990.

         CNC does not engage in any substantial business activities other than its ownership of Commercial National Bank. The books of CNC are maintained on a calendar year basis and CNC computes its income under the accrual method of accounting.

C.       CNB.

         CNB is a bank holding company registered with the Federal Reserve System. Its only subsidiary is Citizens National Bank in Hammond, Louisiana. CNB, through its subsidiary, provides a full complement of consumer and commercial banking services in Tangipahoa Parish, Louisiana.

         As of December 31, 1994, the authorized capital stock of CNB consisted of 1,000,000 shares of $10.00 par value Common Stock (the "CNB Common Stock"), of which 361,684 shares were issued and outstanding and 37,089 shares were held in treasury.

         The books of account of CNB are maintained on a calendar year basis and CNB computes its income under the accrual method of accounting. CNB is the parent of an affiliated group that, for federal income tax purposes, includes Citizens National Bank.

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 4


                  II.    BUSINESS REASONS FOR AND  DESCRIPTION
                            OF THE PROPOSED MERGERS

A.       CNB's Reasons for the Merger.

         In authorizing the execution of the Merger Agreement, the CNB Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the CNB Board considered the following material factors:


         (1) The information presented to the CNB Board concerning the business, operations, earnings, asset quality, financial condition and dividend payouts, of both CNB and DGC;


         (2) The financial terms of the Merger, including the relationship of the value of the DGC Common Stock issuable in the Merger to the market value, book value, and earnings per share of CNB Common Stock, the partial protection against a decline in the market value of DGC Common Stock, and the partial participation in any appreciation in value of DGC Common Stock;


         (3) The nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of CNB Common Stock for DGC Common Stock for federal and state income tax purposes;


         (4) The likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;


         (5) The report of CNB's financial advisor reviewing, among other information, premiums paid in other recent merger transactions; and


         (6) The opinion rendered by CNB's financial advisor to the effect that, from a financial point of view, the exchange of CNB Common Stock for DGC Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of CNB Common Stock.


B.       DGC's Reasons for the Merger.

         The DGC Board of Directors believes that by expanding DGC's customer base into the southern portion of Louisiana, the Merger should enhance DGC's earnings capacity by enabling it

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 5


to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the DGC Board of Directors believes that the combination of DGC and CNB will allow DGC and CNB to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Merger, the DGC Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of DGC and CNB; the compatibility and complimentary nature of the respective businesses and managerial philosophies of DGC and CNB; and the relative prices paid in recent acquisitions of financial institutions.

C.       Description of Proposed Merger.


         The proposed Mergers will be structured in accordance with the preceding statements of background facts, the Merger Agreement, the laws of the State of Louisiana and the United States, the statements and representations of the parties to the transactions as stated in the Certificate, and the following descriptions:



         (1) As of the Effective Time, CNB will be merged with and into CNC on the terms and subject to the conditions set forth in the Merger Agreement, some of which are further described below. CNB will transfer and CNC will acquire substantially all of the assets and assume all of the liabilities of CNB. (For purposes of this description, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of CNB held immediately prior to the Merger.)



         (2) CNC will continue in existence as the surviving corporation. CNB will cease to exist at the Effective Time of the Merger.



         (3) Each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (except shares held directly or indirectly by DGC other than in a fiduciary capacity and except Dissenting Shares) will be exchangeable for and converted into shares of DGC Common Stock, with the exchange ratio to be determined in accordance with a formula.



         (4) If after application of the exchange ratio the exchange of the CNB Common Stock for the DGC Common Stock results in any shareholder of CNB being entitled to receive a fractional share of DGC Common Stock, then such shareholder will receive cash in lieu of

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 6


         such fractional share. Such cash amount shall be equal to the fair market value of the fractional share interest at the Effective Time, with the fair market value to be calculated by multiplying the fraction by the Average Market Price as defined in the Merger Agreement.


         (5) Holders of CNB Common Stock who vote against the proposed Merger and otherwise perfect dissenters' rights under the Louisiana Business Corporation Law will have the right to receive the fair value or the appraised value (as the case may be) of their shares in cash. Under the Merger Agreement, DGC and CNC have the right to not consummate the Merger if at or before the Effective Time the number of shares of CNB Common Stock as to which dissenters' rights have been perfected exceeds ten percent (10%) of the outstanding shares of CNB.



         (6) As a result of the Merger, the shareholders of CNB (with the exception of those shareholders exercising dissenters' rights) will become shareholders of DGC. There will be no cash paid in connection with the Merger (except for payments for fractional shares and dissenters' shares as noted above).



         (7) After the Merger, DGC, CNC and Citizens National Bank will each continue their historical business in a substantially unchanged manner. There is no plan or intention to liquidate CNC or to merge it into another entity. CNC intends to preserve Citizens National Bank as a separate wholly owned subsidiary.



          III.    DISCUSSION OF APPLICABLE REORGANIZATION PROVISIONS

         The parties intend that the Merger will satisfy the requirements for nonrecognition (i.e., treatment as a tax-free reorganization) under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of the application of Code section(2) 368(a)(2)(D). These Code sections describe a forward triangular or subsidiary merger under which the target corporation (CNB) is merged into a first tier subsidiary (CNC) of the parent corporation (DGC here) in exchange for parent company stock distributed to the target's historic shareholders.

         Following are the criteria for nonrecognition in the case of a forward triangular merger (applied in the context of the proposed Merger):





__________________________________

   (2) Unless otherwise noted, all section references are to the Code.

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 7


         1. "Substantially all" of the properties of CNB must be acquired by CNC. For Internal Revenue Service ("Service") ruling purposes, this means that CNC must acquire at least seventy percent (70%) of the fair market value of the gross assets and at least ninety percent (90%) of the fair market value of the net assets held by CNB immediately prior to the Merger. See Code section 368(a)(2)(D); Treas. Reg. Section 1.368-2(b)(2); and Rev. Proc. 77-37, 1977-2 C.B. 568, Section 3.01.

         2. A "could have merged with the parent" test must be met. This test means that it must have been possible for CNB to have merged directly into DGC in a transaction qualifying under Code section 368(a)(1)(A) (a "Type A" merger). A Type A merger is a statutory merger under state or federal law (although Code section 368(a)(1)(A) also covers consolidations, consolidations are not permitted in the context of Code section 368(a)(2)(D)). This test essentially means that it must be shown that the continuity of interest, business purpose and continuity of business enterprise requirements would have been met had CNB merged into DGC.

         3. The stock issued in consideration of CNC's acquisition of CNB's properties must consist solely of parent (DGC) stock. The use of any CNC stock would disqualify the Merger under Code section 368(a)(2)(D).

         4. In addition to the requirements under the Code which have been generally described above, nonrecognition for the Merger is subject to several other nonstatutory rules that have been established through case law and Treasury Regulations. These requirements involve continuity of proprietary interest, continuity of business enterprise, and the existence of a valid business purpose for the transaction. The judicially-developed step transaction doctrine, wherein a series of formally separate steps are considered together as component parts of an overall plan, must also be considered when evaulating whether a transaction, in substance, qualifies as a valid forward subsidiary merger under Code section 368(a)(1)(A) and section 368(a)(2)(D).

                                 IV.    OPINION


         In reliance upon the foregoing facts and the representations of the parties to the Merger transactions, as stated in the Certificate and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 8


opinion that the federal income tax consequences of the proposed Merger will be as follows:


         1. Provided that the proposed Merger of CNB with and into CNC qualifies as a statutory merger under applicable Louisiana law, the Merger will constitute a reorganization within the meaning of Code section 368(a)(1)(A) and section 368(a)(2)(D). DGC, CNC, and CNB will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.



         2. No gain or loss will be recognized by CNB upon the Merger. (Code sections 361(a) and 357(a)).



         3. No gain or loss will be recognized by DGC or CNC on the receipt by CNC of the assets of CNB in the Merger in exchange for the DGC Common Stock, cash paid in lieu of fractional shares and to dissenters, and the assumption by CNC of the liabilities of CNB and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B.
                 124).


         4. The basis of the assets of CNB in the hands of CNC will be, in each instance, the same as the basis of those assets in the hands of CNB immediately prior to the Merger (Code section 362(b)).

         5. The holding period of CNB's assets in the hands of CNC will, in each instance, include the period during which such assets were held by CNB (Code section 1223(2)).

         6. No gain or loss will be recognized by the shareholders of CNB upon their receipt of DGC Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their CNB Common Stock (Code section 354(a)(1)).

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 9


         7. The basis of the DGC Common Stock to be received by the CNB shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the CNB Common Stock surrendered in exchange therefor (Code section 358(a)(1)).

         8. The holding period of the DGC Common Stock to be received by the CNB shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the CNB Common Stock surrendered in exchange therefor was held, provided that the CNB Common Stock is held as a capital asset in the hands of the CNB shareholder on the date of the Merger (Code section 1223(1)).


         9. The payment of cash to CNB shareholders in lieu of fractional shares of DGC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by DGC. The cash payments will be treated as having been received as distributions in full payment in exchange for such fractional share interests, subject to the provisions and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116;
                 Rev. Proc. 77-41, 1977-2 C.B. 574).


         10. Where a dissenting CNB shareholder receives solely cash in exchange for his or her CNB Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Code section 302.


         We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof, as such authorities were in effect as of the date of this opinion. In so opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. While we have not been requested nor have we undertaken to make independent investigations to verify such facts and representations, based upon our discussions with representatives of the parties and our limited review of the background material noted in the second paragraph of this opinion, we believe that it is reasonable for us to rely on such representations and statements.

Board of Directors
Deposit Guaranty Corp.
Commercial National Corporation
Citizens National Bancshares, Inc.
[date of closing]
Page 10


         Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above.

         The opinion expressed herein is for the sole benefit of DGC, CNC, and CNB, together with their respective shareholders, and is not to be delivered to or relied upon by any other party without our prior written consent.

                                         Very truly yours,



                                         WATKINS LUDLAM & STENNIS